Exhibit 10.3

AGREEMENT FOR PURCHASE AND SALE OF MINE

THIS AGREEMENT is entered into as of the 24th day of October, 2018, between Seven Hundred Seventy 7, Inc., a Wyoming corporation, or its assigns, hereinafter referred to as “The Purchaser”, and Arizona LG LLC, hereinafter referred to as “The Seller”.

RECITALS

A.       The Seller is the owner of certain property (Golden Reef Property, Maricopa County, APN’s: 202-99-008 L, M. N. P, R & Q)(“assets”) as outlined in Exhibit A and made a part of this agreement.

B.       The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller all this property under the terms and conditions contains herein.

C.       That Chris Ivey is the Manager of Seller and is duly authorized to enter into this transaction.

D.       That Lisa Averbuch is the President and a Director of the Purchaser and is duly authorized to enter into this transaction.

THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

AGREEMENT

PURCHASE AND SALE OF ASSETS

(1) Subject to the terms and conditions of this Agreement the Seller agrees to sell, transfer and assign to the Purchaser, and the purchaser agrees to purchase, at the Closing, as hereinafter defined, one hundred (100%) percent of the assets as outlined in Exhibit A hereto. At the closing, and from time to time thereafter, the Seller shall execute and deliver such other documents and instruments and take such other actions, as the purchaser may reasonably request, in order more fully to vest in the purchaser and perfect his title to (a) all right, title and interest in and to the one hundred (100%) percent interest in the assets.

PURCHASE PRICE

(2) The total price to be paid by the purchaser to the Seller for all the assets in Exhibit A of Seller to be $800,000.

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PAYMENT OF PURCHASE PRICE

(3) The purchase price described in Paragraph 2 hereof shall be paid as follows:

(a)	Purchaser shall upon the signing of this agreement pay $12,500 directly to Seller and place $12,500 with an escrow/title company. Upon satisfactory completion of a satisfactory title search confirming title and completion of satisfactory due diligence, the $12,500 shall be paid to Seller and title transferred to Purchaser. Purchaser shall provide publicly trading common stock with a value of at least $775,000 as collateral. In the event that the stock provided hereunder is not trading at a price of at least $3 per share on the one year anniversary date of this agreement, additional stock shall be provided to make up the shortfall.If such publicly trading stock in not available at the time of closing then the full amount due shall be secured by a Deed of Trust on the property. If satisfactory title and due diligence cannot be established the $12,500 held in escrow shall be returned to Purchaser and neither party shall have any further liability or duty to the other.

(b)	Purchaser agrees to pay Seller or at its direction an additional $25,000 due on the 15th of each month (with the first such payment not due for a minimum of 30 days from the initial payment date) until the purchase price is paid in full. Such payments to start after 90 Days Due diligence and the issuing of all permits.

(c)	Purchaser shall pay Seller on the same schedule as above, a 6% net royalty payment.

(d)	Ad Valorem real estate taxes due on the property for the calendar year within which closing occurs will be prorated as of closing date with the Sellers share to be paid prior to closing. Escrow fees will be divided evenly between seller and purchase.

CLOSING AND THE CLOSING DATE

(4) The Closing Date of this agreement shall be on the date Defined in 3A. above on such date and at such location as the Purchaser and Seller shall mutually agree upon from time to time. The closing shall be handled by a Title Company to confirm valid title to the property. Any title policy purchaser desires shall be at the sole expense of the purchaser.

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REPRESENTATIONS AND WARRANTIES OF SELLER

(5) The Seller represents and warrants to the Purchaser as follows:

(a)	The Seller has good, absolute and marketable title to the assets being transferred. Therefore transfer of the assets to Purchaser as herein contemplated will vest in the Purchaser good, absolute and marketable title to all of the assets as indicated on Exhibit A without claims, encumbrances, and restrictions of every kind except those imposed by the liabilities assumes hereunder and the existing Liens and all inclusive deed of trust plus the exceptions described in the title report.

(b)	Environmental Issues:

The Seller is in compliance with all Environmental Laws in all material respects. The Seller has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations. The Seller holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on the Seller. The Seller is in compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Seller or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to the Seller. The Seller has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to the Seller. The Seller has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on the Seller. There are no past, pending or threatened claims under Environmental Laws against the Seller and Seller is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Seller pursuant to Environmental Laws. “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws. “Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law. Seller shall indemnify Purchaser for any environmental issues which are discovered to have been on the property at the time of transfer.

(c) Organization, Standing and Power:

Purchaser is a corporation duly organized and validly existing under the laws of the State of Wyoming and has full legal power and right to carry on its business as such is now being conducted.

(d) Authority and Enforceability:

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The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all request actions on the part of Purchaser. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Law. Neither the contemplated hereby nor the Compliance by Purchaser with any other provision hereof shall violate any statute or law of the State of Nevada or federal law.

(e) Litigation:

There are no claims, actions, suites or proceedings pending or to Purchaser’s best knowledge threatened proceedings against Purchaser or any affiliate of Purchaser which has or will materially affect Purchaser ability to consummate the transactions herein.

OTHER MATTERS

(6) Except as expressly set fourth herein, The sale of the property from seller to Buyer is being made “AS IS” with no representations or warranties. All covenants, agreements, representations or warranties of seller set fourth in this agreement shall be true as of close of escrow. Except as otherwise set fourth herein, Buyer is purchasing the property based upon buyer’s own investigation and analysis and not based upon promises or covenants of seller or sellers representatives or agents. There shall be a 90 day due diligence period after the signing of this agreement prior to closing during which Buyer may terminate this Agreement without any further obligation of either party.

(6A) The parties agree and hereby warrant that they will perform the agreements, covenants and warranties contained herein acting with due diligence and good faith to perform said agreements, covenants and warranties and do hereby warrant to defend and indemnify the other party against any claims arising out of this agreement as a result of this transaction excluding from said agreement to defend and indemnify acts of fraud performed by the other party arising out of this agreement.

Governing Law

This agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada. The parties hereto irrevocably submit to the jurisdiction of the State or federal courts in the State of Nevada, and agree that the only proper venue for any action hereunder is the State of Nevada.

OTHER MATTERS

(8) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, options, agreements, instruments and documents

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mentioned herein or incident to any such transaction shall be satisfactory in form and substance to the purchaser and his counsel.

AMENDMENT AND WAIVER

(9) This agreement may be amended or modified at any time and in all respects by an instrument in writing executed by the Purchaser and the Seller.

NOTICES

(10) All notices which are required or may be given pursuant to this Agreement or subsequent hereto, shall be sufficient in all respects if given in writing and delivered personally or by certified or registered mail, postage pre-paid as follows:

If to Seller:

Arizona LG LLC

Chris Ivey

6570 N.Placita De Tia Ro

Tucson Az. 85750

If to Purchaser:

Seven Hundred Seventy Seven, Inc.

8275 S. Eastern Ave. Suite 200

Las Vegas, NV 89123

All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

LIMITATION OF DAMAGES, REPRESENTATIONS AND WARRANTIES:

(11)	(a) Either party shall have remedy for default, prior to closing, a suite for specific performance or money damages.

(b) Subsequent to closing each party shall have all its rights and remedies at law or in equity for breach of representations, warranties and agreements of the parties hereto which survive the closing. Purchaser shall not be liable for Sellers loss of profits. Both parties acknowledge that the Purchaser has provided full disclosure of all facts.

(c) Litigation:

There are no claims, actions, suites or proceedings pending or to Sellers’s best knowledge threatened proceedings against Seller or any affiliate of Seller which has or will materially affect Seller’s ability to consummate the transactions herein.

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ASSIGNMENT

(12)       Seller may not assign any rights under this Agreement without the prior written consent of Purchaser.

REPRESENTATION AND WARRANTIES OF PURCHASER:

(13)       (a) Organization, Standing and Power:

Purchaser is a corporation duly organized and validly existing under the laws of the State of Wyoming and has full legal power and right to carry on its business as such is now being conducted.

(b) Authority and Enforceability:

The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all request actions on the part of Purchaser. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Law. Neither the contemplated hereby nor the Compliance by Purchaser with any other provision hereof shall violate any statute or law of the State of Nevada or federal law.

(c) Litigation:

There are no claims, actions, suites or proceedings pending or to Purchaser’s best knowledge threatened proceedings against Purchaser or any affiliate of Purchaser which has or will materially affect Purchaser ability to consummate the transactions herein.

TERMS OF THE AGREEMENT

(14) It is agreed that time is of the essence of this agreement and if closing of the transaction does not occur by June 28th, 2018, then the contract is null and void and all parties are released herefrom.

HEADINGS

(15) Headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

COUNTERPART EXECUTION

(16) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

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INTEGRATED AGREEMENT

(17) All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Purchaser and the Seller, their heirs, executors, administrators, successors, and assigns.

ENTIRE AGREEMENT

(18) This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or provided for.

PURCHASER

Seven Hundred Seventy 7, Inc.

By:	Date_October 24th, 2018
Lisa Averbuch, President

SELLER
Arizona LG LLC

By:	Date: October 24th, 2018
Chris Ivey, Manager

Exhibits:

A.	Property Description

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